Exhibit 99.58

                       North Valley Bancorp to Present at
           Keefe, Bruyette & Woods Community Bank Investor Conference

July 28, 2004 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a bank holding company with $734 million in assets, today announced that Michael J. Cushman, President and CEO and Edward J. Czajka, Executive Vice President and CFO, will make a presentation at a Community Bank Investor Conference sponsored by Keefe, Bruyette & Woods on July 29, 2004 at 8:00am PST, in New York, NY.

The conference will be accessible via a webcast through North Valley Bancorp's web site at WWW.NOVB.COM and through KBW's web site at HTTP://CUSTOMER.TALKPOINT.COM/KEEF001/072704A_CY during the conference and for 60 days following the conference. Slides of North Valley Bancorp's presentation will be available through either website and will also be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the presentation.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its main subsidiary, North Valley Bank, operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary bank, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                         or         Edward J. Czajka
President & Chief Executive Officer                   Executive Vice President
(530) 226-2900    Fax: (530) 221-4877                  & Chief Financial Officer